Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-162613 on Form S-3 of our report dated March 9, 2009, relating to the consolidated financial statements of CuraGen Corporation and subsidiary, and the effectiveness of CuraGen Corporation’s internal control over financial reporting, appearing in 1) the Annual Report on Form 10-K, as amended by Amendment No. 2 filed on June 19, 2009 of CuraGen Corporation for the year ended December 31, 2008 and 2) the Current Report on Form 8-K/A of Celldex Therapeutics, Inc. dated October 21, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, CT

October 28, 2009